Exhibit 99.1

Contact:

CryoCor Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Announces Changes at Executive Level

— Edward F. Brennan promoted to Chief Executive Officer —

San Diego, CA, March 22, 2006 – CryoCor, Inc. (Nasdaq:CRYO), a medical device company, announced that Edward F. Brennan PhD, previously the President and Chief Operating Officer of CryoCor, has been promoted to Chief Executive Officer and appointed to the Board of Directors. Dr. Brennan joined CryoCor in January 2005, and will lead the Company’s transition to a commercial stage enterprise from an early stage product development company. Gregory M. Ayers MD, founder and former Chief Executive Officer of CryoCor, will continue with the company as an advisor to Dr. Brennan and will remain on CryoCor’s Board of Directors.

Kurt Wheeler, Chairman of CryoCor’s Board of Directors, said, “We are pleased that Ed Brennan has embraced his new leadership role as CEO of CryoCor. Ed has been involved with several successful medical devices companies, and his proven operational success, regulatory experience and clinical background make him the ideal candidate to lead the Company toward its upcoming milestones. The Board of Directors is grateful for the efforts of Greg Ayers, who led the Company in the development of what we believe will become the leading technology platform for the treatment of atrial fibrillation. This transition will allow Greg to focus on amending our PMA for atrial flutter and completing the atrial fibrillation pivotal trial.”

Dr. Brennan said, “CryoCor has a tremendous opportunity to penetrate the market for the catheter-based treatment of atrial fibrillation. I look forward to leading CryoCor in achieving its long term strategic goals and working closely with Greg on our AF and AFL clinical initiatives.”

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The CryoCor System has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the CryoCor Cardiac Cryoablation System for the treatment of atrial fibrillation, and has conducted a pivotal trial for the treatment of atrial flutter, and in 2005, filed a PMA with the FDA. The FDA did not approve that filing of the PMA for the treatment of atrial flutter, and CryoCor is evaluating its ability to amend the PMA. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the Company’s ability to complete its atrial fibrillation pivotal trial and related PMA submission to the FDA, introduce its next generation catheter into the clinic, amend its PMA for the treatment of atrial flutter, achieve its upcoming milestones, penetrate the market for treating atrial fibrillation, and otherwise become the leading technology platform for the treatment of atrial fibrillation and accomplish its strategic goals, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the Company’s ability to obtain regulatory approval in the United States for its Cardiac Cryoablation System for use in treating atrial flutter and atrial fibrillation within its anticipated timeframes, if at all; risks associated with the Company’s ability to add additional clinical sites for and complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation; risks associated with the Company’s ability to amend its PMA for atrial flutter and ultimately receive approval from the FDA for the use of its Cardiac Cryoablation System to treat atrial flutter, risks associated with the Company’s ability to successfully commercialize its Cardiac Cryoablation System in the United States and elsewhere if its Cardiac Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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